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                                   EXHIBIT 23

               Consent of Independent Certified Public Accountants

We have issued our report dated August 16, 2002, accompanying the consolidated financial statements included in the Annual Report of LSI Industries Inc. on Form 10-K for the year ended June 30, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of LSI Industries Inc. on Form S-3 (File No. 333-55808, effective February 16, 2001) and on Forms S-8 (Files No. 33-64721 and 33-64723, effective December 4, 1995; File No. 333-115003, effective September 6, 1996; File No. 333-91531, effective November 23, 1999; and File Nos. 333-100038 and 333-100039, effective September 24, 2002).



/s/ Grant Thornton LLP

Grant Thornton LLP

Cincinnati, Ohio
September 24, 2002